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                                                                                                          Exhibit 12


                                                        THE BEAR STEARNS COMPANIES INC.
                                        STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (In thousands, except for ratio)

                      Six Months    Six Months    Fiscal Year     Fiscal Year     Fiscal Year     Fiscal Year    Fiscal Year
                         Ended         Ended        Ended           Ended           Ended           Ended          Ended
                     December 31,  December 31,  June 30, 1994   June 30, 1993   June 30, 1992   June 30, 1991  June 30, 1990
                         1994          1993

Earnings before taxes
 on income             $110,303     $  409,906    $  642,799     $  614,398      $  507,625      $  229,501      $  192,532

Add: Fixed Charges
     Interest           774,930        436,047     1,020,055        710,086         834,859       1,141,029       1,217,212
     Interest factor
      in rents           11,802         10,624        21,772         20,084          20,874          18,715          18,999

 Total fixed charges    786,732        446,671     1,041,827        730,170         855,733       1,159,744       1,236,211

Earnings before
 fixed charges and
 taxes on income       $897,035     $  856,577    $1,684,626     $1,344,568      $1,363,358      $1,389,245      $1,428,743

Ratio of earnings to
 fixed charges              1.1            1.9           1.6            1.8             1.6             1.2             1.2



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